Exhibit 99

June 27, 2022

General Mills Elects C. Kim Goodwin to Board of Directors

MINNEAPOLIS, Minnesota – General Mills (NYSE: GIS) today announced the election of C. Kim Goodwin to its board of directors effective June 27, 2022.

Goodwin is an experienced financial services professional and seasoned business leader. With her extensive background as a leader at global investment institutions, as well as her years of service as a public company director, she will offer valuable expertise and investor perspectives in the areas of finance and capital markets, shareholder value creation, strategic planning, and global leadership. In addition, Goodwin’s role as a board member for The TJX Companies, Inc. (NYSE: TJX) provides her with important perspectives on marketing and consumer insights that are highly relevant to General Mills.

The appointment of Goodwin reflects General Mills’ thoughtful approach to board succession and refreshment. The company continues to prioritize directors with world-class qualifications and experiences, and who represent diverse backgrounds and perspectives. With Goodwin’s election, the General Mills board is now comprised of 50% women and 33% ethnically diverse directors.

Prior to her current role as a private investor and independent director, she served as Managing Director and Head of Equities (Global) at Credit Suisse’s Asset Management division and Chief Investment Officer – Equities at State Street Research & Management. Previously, she held a variety of roles at American Century, Putnam Investments, Prudential, and Mellon Financial Corp. Goodwin currently serves on the boards of The TJX Companies, Inc. (NYSE: TJX), Popular, Inc. (NASDAQ: BPOP), and previously served on the board of Akamai Technologies, Inc. (NASDAQ: AKAM).

About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to drive shareholder value by boldly building its brands, relentlessly innovating, unleashing its scale and being a force for good. Its portfolio of beloved brands includes household names such as Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Annie’s, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2021 net sales of U.S. $18.1 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1.1 billion.

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Kelsey Roemhildt: +1-763-764-6364

1